877 North 8th West, Riverton, WY  82501 USA, Ph:  (307) 856-9271, Fx:  (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY ENTERS INTO ADDITIONAL OIL AND GAS PARTICIPATION AGREEMENT WITH HOUSTON ENERGY L.P.

RIVERTON, Wyoming – May 18, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today announced that it has entered into an additional Participation Agreement with Houston, Texas-based Houston Energy L.P. (“HE”) to acquire a 11.11% working interest in an oil and gas prospect located in Southeast Texas.  HE, a privately held independent oil and gas company exploring the Offshore Gulf of Mexico, South Louisiana, Texas Gulf Coast, West Texas, and Southeastern New Mexico will be the operator of the contract area.

Under the terms of the agreement, U.S. Energy has paid sunk land costs and a prospect fee of approximately $12,900 and will be responsible for 11.11% of the costs to drill an initial test well (ITW) to earn an 8.33% after casing point (ACP) working interest (6.1% net revenue interest).  The initial commitment under the agreement is approximately $96,000 to the casing point.  Spudding of the well is expected to take place in June 2009 with an initial planned drilling depth of approximately 8,000 feet.  HE believes this well has a resource potential of 4 BCF and 280 MBO.

“We are pleased to announce another important step forward in our oil and gas initiatives.  The first well with Houston Energy should reach total depth within the coming weeks, and we anticipate the initial well under this participation agreement to be spud in early June,” stated Keith G. Larsen, CEO of U.S. Energy Corp.

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Press Release
May 18, 2009

Note Regarding Mcfe

In this press release, Mcfes are derived by converting oil to gas in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf).  One thousand cubic feet of gas equivalent (“Mcfe”) amounts may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of 1 bbl of oil to 6 Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value of equivalency at the well head.

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com